JOINT DEVELOPMENT AND PROJECT AGREEMENT

This Joint Development and Project Agreement ("**Agreement**"), dated and effective as of October 1, 2018 (the "**Effective Date**"), is by and between bioAffinity Technologies, Inc., a Delaware corporation ("**bioAffinity**"), and Village Oaks Pathology Services, P.A., d/b/a Precision Pathology Services, a Texas professional association ("**Precision**").

WHEREAS, bioAffinity is engaged in research, development and commercialization of cost effective, non-invasive, accurate and reproducible diagnostic tests for the early detection of cancer;

WHEREAS, Precision is engaged in the practice of anatomic and clinical pathology and has certain expertise in developing laboratory tests;

WHEREAS, the parties wish to participate in a joint development project to develop and market a laboratory developed test (the "**LDT**") for the early detection of lung cancer based on, derived from, and incorporating bioAffinity's CyPath® technology;

WHEREAS, the parties are willing to grant each other access to their background intellectual property during the joint development project to permit them to conduct their research and development activities under this Agreement in accordance with the terms and conditions set forth herein; and

WHEREAS, the parties desire to allocate ownership and license rights to the technology developed by, or acquired by either of them for, the joint development project and to allow them to jointly commercialize the technology and the LDT developed during the joint development project all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the following meanings:

"**Action**" has the meaning set forth in Section 10.1.

"**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition only, the term "control" means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "controlled by" and "under common control with" have correlative meanings.

"**Agreement**" has the meaning set forth in the preamble.

"**Background Intellectual Property**" means bioAffinity Background Intellectual Property and Precision Background Intellectual Property.

"**bioAffinity Background Intellectual Property**" means Intellectual Property controlled by bioAffinity which are useful to permit Precision to perform its obligations under this Agreement and (a) were made, invented, developed, created, conceived, reduced to practice, or have a filing date before the Effective Date; or (b) were acquired by bioAffinity during the Term of this Agreement, other than by joint acquisition or ownership with Precision and are not Developed Intellectual Property. bioAffinity Background Intellectual Property includes, with respect to each of the foregoing items, all rights in any patents or patent applications, copyrights, trade secret rights, and other Intellectual Property rights relating thereto. bioAffinity Background Intellectual Property includes CyPath® and the other bioAffinity Background Intellectual Property listed in Schedule B as it may be amended by the parties from time to time.

For purposes of this definition only, "controlled by" means, with respect to any Materials, Information, or Intellectual Property, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a party to grant the other party access, a license or a sublicense to such Materials, Information, or Intellectual Property on the terms and conditions set forth in this Agreement without requiring a third party's consent, or violating the terms of any agreement or other arrangement with or obligation to a third party existing at the time such party would be required under this Agreement to grant the other party such access, license, or sublicense.

"**Breakeven Date**" shall mean the last day of the third consecutive calendar month in which the gross revenues for the month actually received by Precision from all of its uses of the Flow Cytometer (including any uses unrelated to the Joint Development Project) LESS any refunds, overpayments, contractual adjustments and the Royalty to be paid pursuant to this Agreement equal or exceed the Monthly Cost.

"**Business Day**" means a day other than a Saturday, Sunday, or other day on which commercial banks in San Antonio, Texas are authorized or required by Law to be closed for business.

"**CAP**" means the College of American Pathologists.

"**Change of Control**" means with respect to a party, a change of the Person that has control, directly or indirectly, of that party. For the purpose of this definition, "control" has the meaning given to it in the definition of "Affiliate."

"**CLIA**" means the Clinical Laboratory Improvement Amendments of 1988 regulations.

"**Commercially Reasonable Efforts** " means the carrying out of a party's obligations under this Agreement with the exercise of prudent scientific and business judgment and a level of effort and resources consistent with the efforts, and resources that the party who bears the performance obligation or a comparable third party in the industry would employ for products of similar strategic importance and commercial value that result from its own research efforts. Commercially Reasonable Efforts includes: (a) promptly assigning responsibility for development activities to specific employees who are held

accountable for progress and monitoring such progress on an on-going basis; (b) setting and consistently seeking to achieve specific and meaningful objectives and timelines for carrying out such development activities; (c) consistently making and implementing decisions and allocating resources designed to advance the progress of such objectives and timelines; and (d) employing compensation systems for its employees that are no less favorable than the compensation systems the party applies with respect to its other programs with technology or products of similar potential.

"**Confidential Information**" means any Information that is treated as confidential by a party, or its Affiliates or Representatives, whether in oral, written, electronic, or other form or media, whether or not such Information is marked, designated, or otherwise identified as "confidential," and includes any Information that due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be non-public, confidential, or proprietary, including, without limitation: (a) all Information concerning the Joint Development Project, the Joint Development Product, and Developed Intellectual Property; and (b) all Information concerning past, present, and future business affairs including finances, customer information, supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, research, development, sales and other commercial strategies; (c) all Information concerning unpatented inventions, ideas, methods, discoveries, know-how, trade secrets, unpublished patent applications, invention disclosures, invention summaries, and other confidential intellectual property; (d) all designs, specifications, documentation, components, images, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; and (e) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations, and other materials that contain, are based on, or otherwise reflect or are derived from, any of the foregoing in whole or in part.

Confidential Information does not include Information that: (w) was already known by or in the possession of the receiving party or its Affiliates or their Representatives without restriction on use or disclosure before the receipt of such Information directly or indirectly from or on behalf of the disclosing party; (x) was or is independently developed by the receiving party, as established by documentary evidence, without reference to or use of any of the disclosing party's Confidential Information; (y) was or becomes generally known by the public other than as a result of any breach of this Agreement, or other wrongful act, of the receiving party or its Affiliates, or their Representatives; or (z) was or becomes available to the receiving party, or its Affiliates, or their Representatives received by the receiving party from a third party who was not, at the time, under an obligation to the disclosing party or its Affiliates or their Representatives or any other Person to maintain the confidentiality of such Information.

"**Contract Year**" means each successive twelve (12) month period during the Term, with the first Contract Year beginning on the Effective Date.

"**CyPath®**" means bioAffinity's patented and proprietary assays that can be used as a diagnostic test for the detection of cancer.

"**Developed Intellectual Property**" means all Intellectual Property covering Project Technology made, invented, developed, created, conceived, or reduced to practice (a) as a result of work conducted pursuant to this Agreement, or by a party in its evaluation, use, or implementation of the other party's Background Intellectual Property, or (b) by a receiving party resulting from or derived from or based on the other party's Confidential Information, in each case, including all rights in any patents or patent applications, copyrights, trade secrets, and other Intellectual Property rights relating thereto.

"**Dispute**" means any disagreement between the parties concerning or in any way arising out of or relating to this Agreement whether or not the disagreement gives rise to a right to terminate this Agreement, and includes any disagreement concerning (a) the parties' entry into this Agreement and any terms or subject matter hereof; (b) the conduct of, or any action to be taken concerning, any aspect of this Agreement; or (c) any aspect of the ownership of, any rights to, or prosecution strategy or tactics for, any patents or patent applications covering, or any enforcement of or other proceeding concerning (including its relationship to any Background Intellectual Property) Developed Intellectual Property.

"**Effective Date**" has the meaning set forth in the preamble.

"**FDA**" means the United States Food and Drug Administration.

"**Field of Use**" means diagnostic use in humans.

"**Flow Cytometer**" has the meaning set forth in Section 3.2.

"**Force Majeure**" has the meaning set forth in Section 15.1.

"**FTE**" means a full-time employee or equivalent individuals having the appropriate skill and experience to conduct the specified activity and who are dedicated to the conduct of the specified activity a total of forty (40) hours per week.

"**Information**" means any and all ideas, concepts, data, know-how, discoveries, improvements, methods, techniques, technologies, systems, specifications, analyses, products, practices, processes, procedures, protocols, research, tests, trials, assays, controls, prototypes, formulas, descriptions, formulations, submissions, communications, skills, experience, knowledge, plans, objectives, algorithms, reports, results, conclusions, and other information and materials, irrespective of whether or not copyrightable or patentable and in any form or medium (tangible, intangible, oral, written, electronic, observational, or other) in which such Information may be communicated or subsist.

"**Intellectual Property**" means all patentable and unpatentable inventions, trademarks, works of authorship or expression, including computer programs, data collections and databases, and trade secrets, and other Information.

"**Joint Development Budget**" means the budget developed by the parties for the Joint Development Costs during each Contract Year.

"**Joint Development Costs**" means all costs and expenses of any kind, incurred by or on behalf of, either party in performing its obligations under the Joint Development Project Plan or that are otherwise directly attributable to developing the Joint Development Product pursuant to and in accordance with the terms and conditions of this Agreement.

"**Joint Development Product**" means a LDT developed under CLIA utilizing CyPath® for the detection of cancer.

"**Joint Development Project**" means the project to develop the Joint Development Project, including, but not limited to, perfecting the CyPath® assay, automation of the work process using flow cytometry, pathological services, cell biologic work, contributing to clinical and laboratory research, and other work agreed upon by bioAffinity and Precision.

"**Joint Development Project Plan**" means the essential elements of the Joint Development Project as set out in Schedule A, including details concerning the scope of work, protocols, specifications, schedule of activities, timeline and milestones, the identity of the Joint Development Team Leaders and other participating personnel, payment and funding obligations, and other Joint Development Project requirements.

"**Joint Regulatory Team**" means the team authorized to perform, direct, and manage all regulatory matters arising under this Agreement.

"**Law**" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

"**LDT**" means a laboratory developed test.

"**Lead Regulatory Party**" has the meaning set forth in Section 2.5(c).

"**Losses**" means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

"**Materials**" means biological materials, chemical compounds, devices, equipment, or other research materials owned or controlled by a party relating to CyPath® and reasonably necessary for bioAffinity and/or Precision to perform its obligations under this Agreement.

"**Monthly Cost**" has the meaning set forth in Section 3.2.

"**Non-Continuing Party**" means the party that is not the Continuing Party.

"**Non-Prosecuting Party**" means the party that is not the Prosecuting Party.

"**Notice of Dispute**" has the meaning set forth in Section 14.1.

"**Participant Invention**" has the meaning set forth in Section 2.3(b)(i).

"**Participating Individual**" has the meaning set forth in Section 2.3(b).

"**Person**" means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association, or other entity.

"**Project Technology**" means the technology used in the Joint Development Product.

"**Prosecuting Party**" means the party having responsibility for preparing, filing, prosecuting, and maintaining Developed Intellectual Property patent applications and patents.

"**Regulatory Approval**" means any and all approvals (including any applicable supplements, amendments, pre- and post-approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licenses, registrations, or authorizations of any Regulatory Authority necessary for any development, manufacture, or commercialization of the Joint Development Product.

"**Regulatory Authority**" means any governmental regulatory authority, agency, or entity involved in granting Regulatory Approval of, or otherwise regulating any aspect of the conduct, development, manufacture, market approval, sale, distribution, packaging, or use of the Joint Development Product, including the FDA.

"**Representative**" means a party's and its Affiliates' employees, officers, directors, consultants, and legal, technical, and business advisors.

"**Precision Background Intellectual Property**" means Intellectual Property controlled by Precision which are necessary to permit bioAffinity to perform its obligations under this Agreement and (a) were made, invented, developed, created, conceived, reduced to practice, or have a filing date before the Effective Date and are not Developed Intellectual Property; or (b) were acquired by Precision during the Term of this Agreement, other than by joint acquisition or ownership with bioAffinity and are not Developed Intellectual Property. Precision Background Intellectual Property includes, with respect to each of the foregoing items, all rights in any patents or patent applications, copyrights, trade secret rights, and other Intellectual Property rights relating thereto. Precision Background Intellectual Property includes Precision Background Intellectual Property listed in Schedule C as it may be amended by the parties from time to time.

For purposes of this definition only, "controlled by" means, with respect to any Materials, Information, or Intellectual Property, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a party to grant the other party access, a license, or a sublicense to such Materials, Information, or Intellectual Property on the terms and conditions set forth in this Agreement without requiring a third

party's consent, or violating the terms of any agreement or other arrangement with or obligation to a third party existing at the time such party would be required under this Agreement to grant the other party such access, license, or sublicense.

"**Steering Committee**" has the meaning set forth in Section 2.2.

"**Term**" has the meaning set forth in Section 13.1.

"**Territory**" means the those states and territories of the United States of America where Precision is currently licensed or otherwise permitted under applicable law to offer, sell and market a Joint Development Product under CLIA and hereinafter licensed or otherwise permitted under applicable law to offer, sell and market a Joint Development Product under CLIA in accordance with Section 2.6(a)(vii) of this Agreement.

2. Joint Development Project.

2.1 Joint Development Project Activities. The parties have entered into this Agreement to jointly and collaboratively research and develop one or more Joint Development Products in the Field of Use as set forth in this Agreement.

(a) The parties shall work together to develop the Joint Development Product in accordance with the Joint Development Project Plan set out in Schedule A.

(b) Each party shall use Commercially Reasonable Efforts to:

(i) perform its responsibilities in accordance with this Agreement and the Joint Development Project Plan and perform all Joint Development Project Plan requirements, including by meeting all Joint Development Project Plan timelines and milestones; and

(ii) co-operate with and provide reasonable support to the other party in connection with the other party's performance of its obligations under this Agreement including the Joint Development Project Plan.

(c) Within thirty (30) Business Days after the end of each Contract Year, each party shall provide the other party and the Steering Committee a reasonably detailed written report describing the then-current status of all activities for which that party was allocated responsibility under the Joint Development Project Plan. Each party shall provide written notice to the other party within fifteen (15) Business Days after each quarter identifying any milestone set out in the Joint Development Project Plan it was unable to meet during that quarter.

2.2 Steering Committee.

(a) The parties shall, within twenty (20) Business Days after the Effective Date, establish a management team for the Joint Development Project that shall include three (3) executives or managers of each party designated by that party who have expertise and authority to address the Joint Development Project's research and

development, clinical, regulatory, Intellectual Property, sales and marketing, and operations matters ("**Steering Committee**"). In accordance with the provisions and objectives of this Agreement and the Joint Development Project Plan, the Steering Committee shall:

(i) determine the development strategy for the Joint Development Product;

(ii) oversee, coordinate, and manage the parties' activities under the Joint Development Project;

(iii) ensure communication between the parties concerning the status and results of the Joint Development Project;

(iv) exercise decision-making authority over all Joint Development Project activities and make all such decisions and take all such other actions as are delegated to it in this Agreement;

(v) review and approve updates or amendments to the Joint Development Project Plan monthly as the Steering Committee determines is appropriate for the parties to achieve the Joint Development Project objectives; and

(vi) perform such other functions as are appropriate to further the purposes of this Agreement as mutually determined by the parties, including appointing a Lead Regulatory Party pursuant to Section 2.5 that shall have the right and responsibility for preparing and filing all regulatory materials and taking the lead role at all meetings with Regulatory Authorities, concerning the Joint Development Product.

(b) The Steering Committee shall meet as needed but not less than once each month during the Term. Steering Committee meetings shall be held at times and places or in such form, such as by telephone or video conference, as the Steering Committee determines, except that in-person meetings of the Steering Committee will alternate between the parties' offices and be held with all members in attendance at least twice per Contract Year, unless otherwise agreed in writing by the parties. Any Steering Committee member may designate a substitute of equivalent experience and seniority to attend and perform the functions of that Steering Committee member at any Steering Committee meeting on written notice to the other party.

(c) Subject to Section 2.3(b), each party may invite mutually-approved additional Representatives to attend Steering Committee meetings as observers or to make presentations, in each case without any voting authority, on written notice to the other party.

(d) bioAffinity shall appoint one of the Steering Committee members to act as the initial Steering Committee chairperson.

(e) The Steering Committee chairperson shall be responsible for:

(i) calling and presiding over each Steering Committee meeting;

(ii) preparing and circulating the agenda for each such meeting; and

(iii) preparing draft minutes of each such meeting and providing a copy of the draft minutes to each Steering Committee member for approval, which shall be deemed to have been given unless a Steering Committee member objects within ten (10) Business Days after receipt of the draft minutes.

(f) Each Steering Committee member shall have one vote in any matter requiring the Steering Committee's action or approval. No Steering Committee vote may be taken unless a majority of the Steering Committee members are present. The Steering Committee shall make all decisions and take other actions in good faith and with due care, after consideration of the information that is reasonably available to it, with the intention that the resulting decision or action shall:

(i) not breach or conflict with any requirements or other provisions of this Agreement; and

(ii) maintain or increase the likelihood that the parties will achieve the purposes and goals of the Joint Development Project, provided that, the Steering Committee is expressly prohibited from taking into account any interests of a party, or of any members of the Steering Committee, other than their respective interests in achieving the purposes and goals of the Joint Development Project.

(g) The Steering Committee has only the powers specifically delegated to it by this Agreement and has no authority to act on behalf of any party in connection with any third party. Without limiting the foregoing, the Steering Committee has no authority to, and shall not purport to or attempt to:

(i) negotiate agreements on behalf of any party;

(ii) make representations or warranties on behalf of any party;

(iii) waive rights of any party;

(iv) extend credit on behalf of any party; or

(v) take or grant licenses of, transfer ownership, or otherwise encumber Intellectual Property on behalf of any party.

(h) The Steering Committee shall keep each party fully informed of the status of the Joint Development Project.

(i) Each party shall bear all expenses of its respective Steering Committee members related to their participation on the Steering Committee and attendance at Steering Committee meetings.

(j) In the event the Steering Committee becomes deadlocked on any decision, the disagreement shall be submitted for negotiation and resolution to the President and/or Chief Executive Officers of each party. Such persons shall negotiate in good faith to resolve the disagreement. If the parties cannot resolve any disagreement within 20 business days, either party may submit the disagreement to at least one full day of non-binding mediation utilizing the services of an independent third-party mediator mutually acceptable to both parties in accordance with the provisions of Section 14.2. The cost of mediation will be shared equally by both parties. If the parties are not successful in resolving the disagreement through mediation, then either party may submit the dispute to binding arbitration in accordance with the provisions of Section 14.3 hereunder.

2.3 Conduct of the Joint Development Project.

(a) Each party shall deploy and dedicate to the Joint Development Project at least two (2) FTEs during each year of the Term, with the precise deployment and allocation of responsibilities of each party's FTEs to be determined by the Steering Committee. Each party shall further dedicate to the Joint Development Project appropriate time and involvement by its management, including regular participation in various meetings concerning the Joint Development Project.

(b) Each Representative of a party who works on the Joint Development Project, attends any meeting concerning the Joint Development Project, including any Steering Committee meeting, or is given access to any of the other party's Confidential Information (a "**Participating Individual**"), shall be bound by a written agreement requiring such Participating Individual to:

(i) follow that party's policies and procedures for reporting any inventions, discoveries, or other Intellectual Property or Information invented, conceived, developed, derived, discovered, generated, identified, or otherwise made by the Participating Individual that relates to the Joint Development Project (each a "**Participant Invention**");

(ii) assign to the party all of their right, title, and interest in and to the Participant Inventions, including all Intellectual Property rights relating thereto;

(iii) cooperate in the preparation, filing, prosecution, maintenance, defense, and enforcement of any patent or other rights in any Participant Invention;

(iv) perform all acts and sign, execute, acknowledge, and deliver any and all papers, documents, and instruments required to fulfill the obligations and purposes of that agreement; and

(v) be bound by obligations of confidentiality and non-use no less restrictive than those set out in this Agreement.

It is understood and agreed that any agreement required by this Section 2.3(b) does not need to be specific to this Agreement as long as the agreement provides for the binding obligations of the Participating Individuals as described in this Section 2.3(b).

(c) All day-to-day decisions concerning matters and functions allocated or delegated to a party pursuant to the Joint Development Project Plan, unless expressly reserved in this Agreement for determination or approval by the Steering Committee, shall be deemed to be within the decision-making authority of that party; provided that all such decisions shall be consistent with the Joint Development Project, the scope of the allocation or delegation to that party under the Joint Development Project Plan, and the terms and conditions of this Agreement.

2.4 Information Exchange. During the Term, each party shall provide to the other party reasonable access to its Representatives, facilities, books, and records, and such other Information that the providing party believes to be necessary or useful (i) to support the other party's efforts to conduct its Joint Development Project Plan activities or (ii) for the other party to exercise its rights or meet its obligations under this Agreement, and any other Information that the other party reasonably requests for any of the purposes set forth in this Section 2.4. These required disclosures include all disclosures required by Section 5.1(a) and any design, development, manufacturing, clinical, pre-clinical, or non-clinical, testing, quality, and regulatory approval and compliance Information described in the preceding sentence.

2.5 Regulatory Affairs.

(a) The parties shall establish and maintain throughout the Term a Joint Regulatory Team. By and through their respective members of the Joint Regulatory Team, the parties shall use Commercially Reasonable Efforts to address all regulatory matters that may arise under the Joint Development Project. Within twenty (20) Business Days after the Effective Date, each party shall: (i) appoint to the Joint Regulatory Team one (1) Representative having regulatory expertise; and (ii) provide written notice to the other party identifying such Representative(s). Each party may, at its discretion, designate substitute or successor Representative(s) having regulatory expertise to the Joint Regulatory Team upon written notice to the other party. The Joint Regulatory Team shall act pursuant to the unanimous consent of its members. If the Joint Regulatory Team cannot reach a unanimous decision concerning any regulatory issue arising under this Agreement, it shall refer the matter to the Steering Committee for further review and resolution.

(b) The parties shall consult and cooperate with each other on all matters relating to, and in all communications with, any Regulatory Authority concerning the Joint Development Product.

(c) The parties shall appoint one of the parties to have primary responsibility for interacting with certain Regulatory Authorities concerning certain regulatory matters arising under this Agreement (each a "**Lead Regulatory Party**"). bioAffinity will be the Lead Regulatory Party with respect to regulatory matters relating to the FDA arising under this Agreement. Precision will be the Lead Regulatory Party with respect to regulatory matters relating to CLIA and CAP arising under this Agreement. The Lead Regulatory Party shall provide the other party with written notice at least twenty (20) Business Days before any meeting with any Regulatory Authority concerning any regulatory matters that might reasonably affect (i) a party's ability to perform its obligations under the Joint Development Project, or (ii) the manufacture or commercialization of the Joint Development Product, including matters concerning any clinical, pre-clinical, or non-clinical tests, trials, studies, quality programs, manufacturing operations, facilities concerning the Joint Development Project or any Joint Development Product. Except as otherwise provided in this Agreement, the other party shall have the right to have its Representative(s) present at all such meetings and the Lead Regulatory Party shall take appropriate steps reasonably necessary to seek relevant Regulatory Authority approval of the other party's attendance at such meeting. The Lead Regulatory Party shall be the primary spokesperson at all meetings with any Regulatory Authority concerning the Joint Development Product. The Lead Regulatory Party shall promptly furnish the other party with copies of all material correspondence to or from, and minutes of all such meetings with, any Regulatory Authority.

(d) Each party may reference and use, file, or incorporate by reference any Regulatory Approval and all data and other Information included or referenced or filed in support of such Regulatory Approvals to support regulatory submissions that such party is permitted to make under this Agreement for the Joint Development Product in the Field of Use and to otherwise enable such party to fulfill its obligations or exercise its rights under the Agreement. Each party shall, upon the other party's request, provide the requesting party a signed statement granting the requesting party the authority to rely upon, and otherwise refer to and use, all such Regulatory Approvals and related data and Information for the purpose of obtaining approval of an application, including the ability to make available the underlying raw data from the trials for FDA audit.

2.6 Other Duties and Responsibilities of the Parties. Following the commercial launch of one or more Joint Development Products, the parties will have for the following duties and responsibilities in connection such Joint Development Product(s). Notwithstanding the responsibilities assigned to each Party by this Section 2.6, the Parties agree to work cooperatively and, when practicable and advisable, to assist the other Party to the benefit of the other.:

(a) Responsibilities of bioAffinity.

(i) *Research and Trials* – bioAffinity shall be solely responsible for conducting all research and clinical trials to support the maintenance and/or enhancement of the bioAffinity Background Intellectual Property, the

Developed Intellectual Property, and/or the Joint Development Product subject to Precision's responsibilities under Section 2.6(b)(1) that includes clinical validation and certification clinical trials required for approval under CLIA and FDA regulations.

(ii) *Marketing and Sales* – bioAffinity shall be solely responsible for conducting all sales and marketing activities for the Joint Development Product; provided, however, bioAffinity shall coordinate and collaborate with Precision to obtain Precision's insight and recommendations with respect to marketing plans in order to optimize client retention and reach new prospective customers. bioAffinity agrees to give Precision at least sixty (60) days advance written notice prior to conducting marketing activities in any state or territory of the United States of America where Precisions is not licensed or otherwise permitted under applicable law to offer, sell and market a Joint Development Product under CLIA to facilitate Precision's applications to obtain necessary state licensure.

(iii) *Advertising* – bioAffinity shall be solely responsible for preparing, approving and implementing advertising (regardless of the advertising media) for the Joint Development Product.

(iv) *Conferences* – bioAffinity shall be solely responsible for attending medical and other industry conferences and other events in order to educate medical and other industry professionals about the Joint Development Product and promote its use.

(v) *Training and troubleshooting* – bioAffinity shall be solely responsible for training Precision's personnel on the use of the CyPath® technology and the equipment used in connection with the Joint Development Product, including, without limitation, the use of the acapella® device from Smiths Medical and the Flow Cytometer. bioAffinity shall be solely responsible for troubleshooting any problems with the Joint Development Product or the related equipment used in connection with the Joint Development Product.

(vi) *Procurement, storage and shipping* – bioAffinity shall be solely responsible for procuring, assembling, labeling and storing the Joint Development Product patient collection kits that will be shipped to health care providers or patients, and for handling the order processing and shipment of such patient collection kits, at bioAffinity's sole cost and expense. Patient collection kits will include the acapella® device from Smiths Medical, a sample storage container, prepaid shipping label and all other materials necessary to properly package and ship the sample container to Precision for further processing. The procurement and shipping functions currently anticipated by bioAffinity are further described for illustrative purposes on the flowchart attached hereto as Schedule E. bioAffinity and Precision shall

cooperate to modify and optimize the procurement and shipping process based on actual experience and customer feedback.

(vii) *Right of First Offer* – bioAffinity shall refer any inquiries from prospective customers seeking to purchase the Joint Development Product for use in the Territory to Precision and shall use its commercially reasonable efforts to recommend such prospective customers to purchase all their requirements of Joint Development Products for use in the Territory from Precision.

(b) Responsibilities of Precision.

(i) *CLIA Validation* – Precision shall be solely responsible for all steps necessary to validate the Joint Development Product for purposes of CLIA and the required secondary certification via CAP.

(ii) *Receiving and Operations* – Precision shall be solely responsible for receiving and handling all Joint Development Product test kits returned from health care providers and patients for processing. In addition, Precision shall be solely responsible for processing and evaluating/interpreting the results of each Joint Development Product test received.

(iii) *Billing, Claims and Reimbursement and Collections* – Precision shall be solely responsible for sending out all bills, invoices, insurance claims or similar documentation in connection with the sale and processing of the Joint Development Product and for collecting payment and/or reimbursement from health care providers, patients and/or third party payors.

(iv) *Client Services* – Precision shall be solely responsible for communicating the Joint Development Product test results to physicians and/or health care providers and responding to any questions in connection therewith.

(v) *Personnel and Equipment* – Precision shall be solely responsible for properly equipping and maintaining one or more Precision owned or managed laboratories for use in handling and processing the Joint Development Product tests (including the procurement of any flow cytometry test kits and reagents) as well as providing sufficient staffing of properly trained personnel to promptly process the Joint Development Product tests upon receipt by Precision and the communication of the test results thereunder.

3. Cost Allocation.

3.1 Joint Development Budget. Within twenty (20) Business Days after the beginning of each Contract Year, the Steering Committee shall develop a Joint Development Budget for the Joint Development Project activities that will occur during that Contract Year and provide a copy of that Joint Development Budget to each party. The Joint Development Budget shall identify: (i) the budgeted cost for each Joint Development Project activity; (ii) the party responsible for paying each budgeted cost; and (iii) the total Joint Development

Cost and time required to complete any Joint Development Project activity that will not be completed within that Contract Year. Each party is responsible for and shall timely pay the costs and expenses of any activity assigned to it under the Joint Development Budget. Without limiting the foregoing, the Joint Development Budget will also identify the cost of procuring a Flow Cytometer for use with the Joint Development Project and how such cost will be allocated between the parties.

3.2 Flow Cytometer. Precision shall procure a flow cytometer laboratory instrument acceptable to bioAffinity and suitable for use in conducting the Joint Development Project and processing results for the Joint Development Products (the "**Flow Cytometer**"). The monthly cost of leasing, operating, maintaining, and repairing (including the cost of any maintenance and/or warranty plan) the Flow Cytometer, as determined under the terms of an equipment lease, and/or the cost of procuring, operating, maintaining and repairing (including the cost of any maintenance and/or warranty plan) and/or financing arrangement (mutually acceptable to the parties) or as otherwise estimated and spread over the projected useful life of the equipment (as mutually agreed by the parties) (the "**Monthly Cost**"), shall be paid by bioAffinity from the date of procurement through the Breakeven Date. The Monthly Cost shall be paid by Precision following the Breakeven Date.

3.3 Monthly Flow Cytometer Statement. No later than the 20th day of each calendar month, Precision shall provide bioAffinity with a statement showing the Monthly Cost for the prior calendar month and the gross revenue recognized by Precision from all of its uses of the Flow Cytometer (including any uses unrelated to the Joint Development Project) for the prior calendar month.

4. Background Intellectual Property Cross-License.

4.1 License to bioAffinity. Subject to the terms and conditions of this Agreement, Precision hereby grants to bioAffinity during the Term a fully paid up, non-exclusive, royalty-free, non-transferable license under the Precision Background Intellectual Property to develop the Joint Development Product for commercialization and use in the Territory and the Field of Use.

4.2 License to Precision. Subject to the terms and conditions of this Agreement, bioAffinity hereby grants to Precision a license under the bioAffinity Background Intellectual Property to: (i) develop the Joint Development Product for commercialization and use solely in the Territory and the Field of Use; and (ii) manufacture, use, market and sell the Joint Development Product in the Field of Use in the Territory using the CyPath® and OncoSelect® trademarks as reasonably necessary for Precision to perform its obligations under this Agreement. The terms and conditions of this Developed Intellectual Property License are set forth on Schedule D attached hereto.

4.3 No Further Rights. Notwithstanding any other provision in this Agreement, under no circumstances shall a party to this Agreement, as a result of this Agreement, have any right under or to the Background Intellectual Property of the other party except for the limited activities and purposes permitted by the licenses set forth in Section 4.1 and Section 4.2.

5. Developed Intellectual Property.

5.1 Invention Disclosure and Record-Keeping.

(a) Each party shall disclose to the other party all Developed Intellectual Property, including copies of all invention disclosures and other similar documents created in the normal course of its business that disclose any conception or reduction to practice of any Intellectual Property constituting Developed Intellectual Property. A party shall make all such disclosures to the other party at least twenty (20) Business Days before any public disclosure of such Intellectual Property or any required submission to government agencies in compliance with the requirements of government supported research.

(b) Each party shall maintain contemporaneous, complete, and accurate records of its Representatives' activities concerning Developed Intellectual Property that provide proof of the conception date and reduction to practice date of any Developed Intellectual Property for which the party's Representative claims inventorship status.

5.2 Ownership of Developed Intellectual Property. Regardless of inventorship, as between the parties, bioAffinity shall own all right, title, and interest in and to Developed Intellectual Property.

5.3 Developed Intellectual Property License. Subject to the terms and conditions of this Agreement, bioAffinity hereby grants to Precision during the Term a fully paid up, non-exclusive, transferable and sublicensable license under the Developed Intellectual Property to: (i) develop the Joint Development Product for commercialization and use in the Territory and the Field of Use; and (ii) manufacture and use the Joint Development Product in the Field of Use in the Territory as reasonably necessary for Precision to perform its obligations under this Agreement; provided, however, that the license may only be transferred or sublicensed by Precision as reasonably necessary to facilitate the use of the Joint Development Product in the Field of Use in the Territory by a laboratory that is owned, controlled or managed by Precision and operated in accordance with CLIA.

5.4 Patent Application Filing and Prosecution.

(a) bioAffinity will have the exclusive right, but not the obligation, to prepare, file, prosecute, and maintain patent applications and patents covering Developed Intellectual Property; and will be the Prosecuting Party for Developed Intellectual Property.

(b) At the request of a Prosecuting Party, the Non-Prosecuting Party shall make its Representatives reasonably available to the Prosecuting Party to the extent useful to assist the Prosecuting Party in the preparation, filing, prosecution, and maintenance of patent applications and patents concerning Developed Intellectual Property. The Non-Prosecuting Party shall execute and deliver to the Prosecuting Party all descriptions, applications, assignments, and other documents and instruments useful in carrying out the provisions of this Section 5.4(b).

6. Confidentiality.

6.1 Confidentiality Obligations. Each party (the "**Receiving Party**") acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other party (the "**Disclosing Party**"). As a condition to being provided with Confidential Information, the Receiving Party shall, during the Term and indefinitely thereafter:

(a) not use the Disclosing Party's Confidential Information other than as necessary to perform its obligations under this Agreement; and

(b) maintain the Disclosing Party's Confidential Information in confidence and, subject to Section 6.2, not disclose the Disclosing Party's Confidential Information without the Disclosing Party's prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i) have a need to know the Confidential Information for purposes of the Receiving Party's performance, or exercise of its rights concerning the Confidential Information, under this Agreement;

(ii) have been apprised of this restriction; and

(iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in Section 6.1, provided further that the Receiving Party shall be responsible for ensuring its Representatives' compliance with, and shall be liable for any breach by its Representatives of, Section 6.1.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses for its own confidential information, to safeguard the Disclosing Party's Confidential Information from use or disclosure other than as permitted hereby.

6.2 Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a) provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under Section 6; and

(b) disclose only the portion of Confidential Information that it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 6, the Receiving Party shall, at the Disclosing Party's expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

7. Publication.

7.1 Publication Approval. bioAffinity shall work with the Steering Committee to determine the strategy for, and coordinate the publication and presentation of, any results or other data generated by the Joint Development Project pursuant to this Agreement. A party shall not publish any Information concerning any aspect of the Joint Development Project without the approval of bioAffinity; provided, however, that either party may list the other party as a collaborator on its website.

7.2 Attribution. The publishing party shall ensure that any manuscript or presentation incorporating any Information concerning any aspect of the Joint Development Project includes recognition of the contributions of the non-publishing party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

8. Mutual Representations and Warranties. Each party represents and warrants to the other party that:

(a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b) (i) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder, and (ii) the execution of this Agreement by a Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party;

(c) when executed and delivered by the party, this Agreement shall constitute the legal, valid, and binding obligation of that party, enforceable against that party in accordance with its terms;

(d) it has sole and exclusive control (by ownership, license, or otherwise) of the entire right, title, and interest in and to its Background Intellectual Property;

(e) it has, and throughout the Term, will retain the unconditional and irrevocable right, power, and authority to grant the rights hereunder to its Background Intellectual Property pursuant to the terms of this Agreement;

(f) it has not granted and will not grant any licenses or other contingent or non-contingent right, title, or interest under or relating to the Background Intellectual Property, or will not be under any obligation, that does or will conflict with or otherwise affect this Agreement, including any party's representations, warranties, or obligations or rights or licenses hereunder;

(g) it is under no obligation to any third party that would interfere with its representations, warranties, or obligations under this Agreement; and

(h) there neither are nor at any time during the Term will be any encumbrances, liens, or security interests involving its Background Intellectual Property.

9. Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SAFETY, ABSENCE OF ERRORS, ACCURACY, COMPLETENESS OF RESULTS, THE PROSPECTS OR LIKELIHOOD OF SUCCESS (FINANCIAL, REGULATORY, OR OTHERWISE) OF THE JOINT DEVELOPMENT PROJECT OR THE JOINT DEVELOPMENT PRODUCT OR THE VALIDITY, SCOPE, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY.

10. Indemnification.

10.1 Indemnification Obligations. Each party shall indemnify, defend, and hold harmless the other party and its officers, directors, employees, agents, successors, and assigns against all Losses arising out of or resulting from any third party claim, suit, action, or proceeding related to or arising out of or resulting from (a) the other party's breach of any representation, warranty, covenant, or obligation under this Agreement; or (b) use by a party of the other party's Background Intellectual Property in connection with any activities performed pursuant to the Joint Development Project Plan (each an "**Action**").

10.2 Indemnification Procedure. The indemnitee shall promptly notify indemnitor in writing of any Action and cooperate with the indemnitee at the indemnitor's sole cost and expense. The indemnitor shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to the indemnitee to handle and defend the Action, at the indemnitor's sole cost and expense. The indemnitee's failure to perform any obligations under this Section 10.2 shall not relieve the indemnitor of its obligation under this Section 10 except to the extent that the indemnitor can demonstrate that it has been materially prejudiced as a result of the failure. The indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

11. Insurance. During the Term and for a period of three (3) years after the Term, each party shall, at its sole cost and expense, obtain and maintain commercial general liability insurance in commercially reasonable amounts acceptable to the other party that provide all liability coverage, including, but not limited to, personal injury, physical injury, or property damage arising out of the development, manufacture, use, and sale of the Joint Development Product. On request by the other party, each party shall provide the other party with written evidence of the insurance.

Throughout the Term and for a period of three (3) years after the Term, each party shall, at its sole cost and expense, obtain, pay for, and maintain in full force and effect commercial general liability and professional liability ("Errors and Omissions") insurance in commercially reasonable and appropriate amounts that provides product liability coverage

concerning the Joint Development Product and contractual liability coverage for the party's defense and indemnification obligations under this Agreement. Upon request by a party, the other party shall provide the party with certificates of insurance or other reasonable written evidence of all coverages described in this Section 11.

12. Exclusion of Consequential and Other Indirect Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE, PROVIDED, HOWEVER, THESE LIMITATIONS SHALL NOT APPLY TO EITHER PARTY'S LIABILITY, IF ANY, FOR (a) CONTRIBUTION OR INDEMNITY WITH RESPECT TO LIABILITY TO THIRD PARTIES FOR PERSONAL INJURY, DEATH, OR DAMAGE TO TANGIBLE PROPERTY AS A RESULT OF THE PARTY'S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, (b) EXCEEDING THE SCOPE OF THE LICENSE IN SECTION 4 OR SECTION 5.3, OR (C) BREACH OF SECTION 6.

13. Term and Termination.

13.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Section 13.2 or Section 13.3, shall remain in force for each Joint Development Product until bioAffinity obtains FDA approval to directly commercialize such Joint Development Product (or a functional equivalent of such Joint Development Product) ("**Term**").

13.2 Termination for Convenience. Notwithstanding any other provision of this Agreement to the contrary, at any time prior to the commercial launch of a Joint Development Product, either party may terminate this Agreement in its sole discretion, for any or no reason, ("**Non-Continuing Party**") by providing ninety (90) Business Days' prior written notice in accordance with the terms of Section 15.5 to the other party.

13.3 Termination for Cause.

(a) Either party may terminate this Agreement if the other party materially breaches this Agreement and (if such breach is curable) fails to cure such breach within twenty (20) Business Days of being notified in writing to do so; provided, however, such twenty (20) Business Day period may be extended at the non-breaching party's sole discretion where the breaching party provides to the non-breaching party a

plan to cure such breach within twenty (20) Business Days of the breach and cure notice.

(b) Either party may terminate this Agreement if the other party (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within twenty (20) Business Days or is not dismissed or vacated within twenty (20) Business Days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(c) Either party may terminate this Agreement if the other party fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than twenty (20) Business Days after being notified in writing to make such payment.

The non-breaching party shall provide written notice of its termination of this Agreement to the breaching party and termination shall be effective as of the effective date of the notice in accordance with the terms of Section 15.5.

13.4 Effect of Termination.

(a) Expiration or termination of this Agreement shall not relieve the parties of any obligations accruing prior to the effective date of expiration or termination. Any expiration or termination of this Agreement shall not preclude either party from pursuing all rights and remedies it may have hereunder at Law or in equity with respect to any breach of this Agreement nor prejudice either party's right to obtain performance of any obligation.

(b) On expiration or termination of this Agreement under Section 13.2 or Section 13.3 all licenses to Background Intellectual Property and Developed Intellectual Property granted under this Agreement shall automatically terminate as of the effective date of such expiration or termination.

13.5 Survival. The rights and obligations of the parties set forth in this Section 13.5 and Section 1 (Definitions), Section 5 (Developed Intellectual Property), Section 6 (Confidentiality), Section 8 (Mutual Representations and Warranties), Section 10 (Indemnification), Section 13.4 (Effect of Termination), and Section 15 (Miscellaneous), and any right, obligation, or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

14. Dispute Resolution.

14.1 Dispute Resolution Objective. The parties recognize that Disputes may arise that might not be resolved by the Steering Committee. It is the parties' objective to establish procedures to facilitate the resolution of all Disputes in an expedient manner by mutual cooperation and without resort to litigation. Unless otherwise expressly provided in this Agreement and except for any claims for equitable relief, all Disputes will be subject to this Section 14. Either party may initiate the dispute resolution procedure of this Section 14 by giving the other party written notice in accordance with the terms of Section 15.5 of any dispute ("**Notice of Dispute**").

14.2 Negotiation and Mediation.

(a) The parties shall attempt in good faith to initially resolve any Dispute promptly by negotiation between the senior executives of each party. Within twenty (20) Business Days of a Notice of Dispute provided to a party in accordance with Section 15.5, senior executives of each party shall meet in person, or by teleconference, at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.

(b) If the Dispute is not resolved within twenty (20) Business Days following the Notice of Dispute, the parties shall initiate mediation proceedings under the procedures set forth in the American Arbitration Association, Commercial Arbitration Rules and Mediation Procedures and Supplementary Rules for the Resolution of Patent Disputes. All negotiations pursuant to this Section 14.2(b) are confidential and are deemed compromise and settlement negotiations for the purposes of applicable rules of evidence. The parties will share equally the costs of any such mediation.

14.3 Arbitration.

(a) In the event the parties are unable to resolve any dispute by negotiations or mediation as set forth in Section 14.2 within twenty (20) Business Days after the Notice of Dispute, the parties shall submit the Dispute to binding arbitration before a single arbitrator agreeable to both parties. If the parties cannot agree on an arbitrator within twenty (20) Business Days after the commencement of the arbitration, each party shall select an arbitrator, who is not employed by or a consultant to either party, and the two selected arbitrators shall select a third arbitrator, who is not employed by or a consultant to either party. Any arbitrator chosen hereunder shall have reasonable educational training, and scientific and industry experience relevant to the particular Dispute.

(b) The arbitration shall be held in accordance with the American Arbitration Association, Commercial Arbitration Rules and Mediation Procedures and Supplementary Rules for the Resolution of Patent Disputes. The place of arbitration shall be in San Antonio, Texas. The arbitrator(s) shall make a decision concerning the Dispute and shall set forth findings of fact and conclusions of law.

(c) The decision shall be binding on the parties and shall be final and nonappealable. Any decision by the arbitrator(s) shall not be interpreted as an admission against interest of any party and shall not be admissible as evidence in any subsequent court action with a third party. The arbitrator(s) shall not award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages for any Dispute.

(d) The parties shall share equally the costs of any arbitration pursuant to this Section 14.3.

14.4 No Court Proceedings. No party may institute any court proceedings concerning any Dispute. The dispute resolution procedure of this Section 14 is the sole remedy, unless otherwise provided elsewhere in this Agreement, for resolving Disputes. Notwithstanding the foregoing, the parties may initiate court proceedings in a court of competent jurisdiction (a) for Disputes concerning the scope, validity, enforceability, or infringement of Intellectual Property concerning the manufacture, use, importation, offer for sale, or sale of Joint Development Product; (b) to enforce any arbitration award between the parties; or (c) for claims for equitable relief.

15. Miscellaneous.

15.1 Force Majeure. Neither party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by:

(a) acts of God;

(b) flood, fire, or explosion;

(c) war, terrorism, invasion, riot, or other civil unrest;

(d) embargoes or blockades in effect on or after the date of this Agreement;

(e) national or regional emergency;

(f) national or regional shortage of adequate power or telecommunications or transportation facilities.

(each of the foregoing, a "**Force Majeure**"), in each case, provided that (i) such event is outside the reasonable control of the affected party; (ii) the affected party provides prompt notice to the other party, stating the period of time the occurrence is expected to continue; and (iii) the affected party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure event.

15.2 Further Assurances. Each party shall, upon the reasonable request, and at the sole cost and expense of the other party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

15.3 Independent Contractors. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

15.4 No Public Statements or Use of Trademarks. Neither party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, or, unless expressly permitted under this Agreement, otherwise use the other party's trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other party; provided, however, that either party may list the other party as a collaborator on its website.

15.5 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

If to bioAffinity:	22211 W. Interstate 10, Suite 1206 San Antonio, Texas 78257 Attention: Maria Zannes
If to Precision:	3300 Nacogdoches Rd., Suite 110 San Antonio, TX 78217 Attention: Roby P. Joyce, M.D.

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

15.6 Interpretation. For purposes of this Agreement, (a) the words "include," "includes," and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any

Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

15.7 Privileged Communications. It is expected that, in furtherance of this Agreement, the parties will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters, and other written, electronic, and verbal communications. Such disclosures are made with the understanding that they shall remain confidential and that they are made in connection with the shared community of legal interests existing between the parties, including the community of legal interests in avoiding infringement of any valid, enforceable third party patents and in obtaining patent protection for Developed Intellectual Property.

15.8 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

15.9 Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

15.10 Assignment. Neither party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the other party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or reorganization involving a party (regardless of whether that party is a surviving or disappearing entity) shall be deemed to be a transfer of rights, obligations, or performance under this Agreement for which the other party's prior written consent is required. No delegation or other transfer will relieve the other party of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 15.10 is void. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

15.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

15.12 Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor

shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

15.13 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.14 Governing Law; Submission to Jurisdiction.

(a) This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Texas.

(b) Any Dispute for which a party is permitted to bring a court proceeding shall be instituted in the federal courts of the United States or the courts of the State of Texas in each case located in the city of San Antonio and County of Bexar, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

15.15 Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury for any court proceeding arising out of or relating to this Agreement or the transactions contemplated hereby for which a party may bring such a court proceeding.

15.16 Equitable Relief. In any claim for equitable relief, each party acknowledges that a breach by the other party of this Agreement may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching party shall be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

15.17 Attorneys' Fees. In any Dispute for which a party is permitted to bring a court proceeding, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs from the non-prevailing party.

15.18 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

bioAffinity Technologies, Inc.

By: ______________________
Maria Zannes
President and Chief Executive Officer

Village Oaks Pathology Services, P.A., d/b/a Precision Pathology Services

By: ______________________
Roby P. Joyce, M.D.
President